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                                                                EXHIBIT 1(a)(iv)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST
                                       OF

                     Van Kampen Ohio Quality Municipal Trust

            Pursuant to 950 CMR 109.04 of the Massachusetts General Law

            1. The name of the trust is Van Kampen Ohio Quality Municipal Trust (the "Trust") and its Declaration of Trust was originally filed with the Commonwealth of Massachusetts on July 24, 1991.

            2. Pursuant to this Certificate of Amendment, the number of Trustees of the Trust shall be increased to fifteen (15). To effect this change, Article II, Section 2.1 of the Declaration of Trust is hereby amended to read as follows:

                                   ARTICLE II

                                    TRUSTEES

            Section 2.1 Number of Trustees. The number of Trustees shall initially be three (3), and after a registration statement under the Securities Act of 1933, as amended, covering the first public offering of securities of the Trust shall have been filed, the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees, provided, however, that, following the date such registration statement shall have become effective (the "effective date"), the number of Trustees shall in no event be less than three (3) nor more than fifteen (15), except as such number shall be increased in connection with the rights of the holders of the Preferred Shares to elect a majority of the Trustees, as provided for in Section 2.2 hereof. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term unless the Trustee is specifically removed pursuant to Section 2.2 of this
      Article II at the time of the decrease.

            3. Such amendment shall become effective as of the close of business on Friday, July 11, 2003.

            IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed this 11th day of July, 2003

                                        /s/ Wayne W. Whalen
                                        ---------------------------------
                                        Name: Wayne W. Whalen
                                        As Trustee and not individually

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